UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          SDC International, Inc.
------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 784051104
                    -----------------------------------

                               (CUSIP Number)

                             December 27, 2001
                    -----------------------------------
          (Date of Event Which Requires Filing of this Statement)*

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on following page(s))

CUSIP No. 784051104                  13G                  Page 2 of 5 Pages


1   NAME OF REPORTING PERSON

    Terex Corporation

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    34-1531521

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                    (SEE INSTRUCTIONS)   (b)  [ ]

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           1,306,837 shares of Common Stock

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       0

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         1,306,837 shares of Common Stock

                 8  SHARED DISPOSITIVE POWER

                    0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,306,837 shares of Common Stock

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.1% of Common Stock

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    CO

ITEM 1(a).     NAME OF ISSUER:

               SDC International, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               777 South Flagler
               Suite 800W
               West Palm Beach, Florida  33401


ITEM 2(a).      NAME OF PERSON FILING:

                Terex Corporation

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                500 Post Road East
                Suite 320
                Westport, Connecticut  06880

ITEM 2(c).      CITIZENSHIP:

                Delaware

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                Common Stock

ITEM 2(e).      CUSIP NUMBER:

                784051104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                This Schedule 13G is being filed pursuant to Rule 13d-1(c).

ITEM 4.         OWNERSHIP

                Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                (a)  Amount beneficially owned: 1,306,837

                (b)  Percent of class:  6.1%

                (c)  Number of shares as to which the person has:

                     (i)    sole power to vote or to direct the vote

                            1,306,837

                     (ii)   shared power to vote or to direct the vote

                            0

                     (iii) sole power to dispose or to direct the disposition of

                            1,306,837

                     (iv) shared power to dispose or to direct the disposition of

                            0


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Not Applicable



ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON:

                Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                Not Applicable


ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not Applicable


ITEM 9.         NOTICES OF DISSOLUTION OF GROUP:

                Not Applicable


ITEM 10.        CERTIFICATION:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 14, 2002
                                   --------------------------------------
                                                   (date)


                                        /s/ Eric I Cohen
                                   --------------------------------------
                                                (Signature)



                                     Eric I Cohen, Senior Vice President,
                                         Secretary and General Counsel
                                   --------------------------------------
                                                 (Name/Title)